325 N. LaSalle Street • Suite 550
Chicago, Illinois 60610
www.mtlm.com
NYSE: MM
FOR IMMEDIATE RELEASE
METAL MANAGEMENT REPORTS RESULTS
FOR THE PERIOD ENDED DECEMBER 31, 2006
— Net Sales of $524 Million
— Net Income of $15.6 Million
— EPS of $0.60 per diluted share
— EBITDA(1) (as defined) of $31.9 Million
CHICAGO, February 6, 2007 — Metal Management, Inc. (NYSE: MM), one of the nation’s largest full service scrap metal recyclers, today announced results for the third quarter ended December 31, 2006.
The company generated consolidated net sales of $524 million in the third quarter of fiscal 2007 and net income of $15.6 million. EBITDA (as defined) was $31.9 million, and earnings per share were $0.60 per diluted common share.
Third Quarter Highlights
•	Consolidated net sales of $524 million for the quarter ended December 31, 2006, an increase of 33% as compared to consolidated net sales of $395 million for the quarter ended December 31, 2005.

•	Net income was $15.6 million or $0.60 per diluted common share, compared to net income of $15.3 million or $0.60 per diluted common share in the same period last year.

•	EBITDA (as defined) of $31.9 million for the quarter ended December 31, 2006 as compared to EBITDA (as defined) of $31.1 million for the quarter ended December 31, 2005.

•	Approximately 1.4 million tons of metal were processed and sold or brokered, including ferrous yard shipments of approximately 1.2 million tons and non-ferrous shipments of approximately 127 million pounds.

•	The company turned ferrous inventories approximately 11 times and non-ferrous inventories (excluding stainless and alloy) approximately 15 times.

•	Approximately $6.9 million of common stock was repurchased at an average price of $29.70 per share.

•	A dividend of $0.075 per share was paid to all shareholders of record.

•	Metal Management concluded the fiscal quarter with no borrowings under its $300 million line of credit and a cash and short-term investment position of $106 million.

Year to Date (Nine Months) Highlights
•	Consolidated net sales of $1.6 billion for the nine months ended December 31, 2006, an increase of 39% as compared to consolidated net sales of $1.2 billion for the nine months ended December 31, 2005.

•	Net income of $89.5 million for the nine months ended December 31, 2006, or $3.40 per common diluted share compared to net income of $37.7 million, or $1.48 per common diluted share for the nine months ended December 31, 2005.

•	EBITDA (as defined) of $142.0 million for the nine months ended December 31, 2006 compared to EBITDA (as defined) of $76.7 million in the nine months ended December 31, 2005.

•	Approximately $20.8 million of common stock was repurchased at an average price of $27.29.
Daniel W. Dienst, Chairman and Chief Executive Officer of Metal Management, said, “The men and women of Metal Management performed admirably in our third fiscal quarter in the face of sluggish domestic ferrous market conditions, as many consumers adjusted inventory levels toward the end of the calendar year. We responded quickly by leveraging our transportation and logistics capabilities to take advantage of opportunities outside the United States. We are pleased with our strong volume and near record revenue, especially during a part of the calendar year historically known to be seasonally slow. Nonetheless, the weaker pricing environment for ferrous scrap and the prices we realized in export sales after freight compressed margins on ferrous products. Our non-ferrous operations performed well, though that market was also challenged during the third fiscal quarter by slower stainless steel mill consumption in the U.S. and declining copper prices. Non-ferrous metal recoveries and contributions to sales and profit from our induction sorting systems remained strong during our third fiscal quarter.”
Mr. Dienst added, “Despite challenges from weak U.S. ferrous market demand, Metal Management delivered solid financial results. In the third fiscal quarter, we prudently managed expenses and remained true to our strategy by consistently turning inventories. This discipline has served us well, as evidenced by the past 20 consecutive quarters in which Metal Management generated positive pre-tax income. Our strong, debt-free balance sheet allows us to seek accretive acquisitions while continuing to invest in our infrastructure and return capital to shareholders through quarterly dividends and our share repurchase program.”
Mr. Dienst concluded, “We are pleased to report that demand for ferrous scrap and ferrous scrap pricing in the U.S. have improved significantly since the turn of the calendar year and international demand for ferrous scrap remains robust. We’re optimistic that with the dedication and focus of Metal Management’s outstanding employees, we’ll deliver a strong finish to our fiscal year in March.”
Investor Conference Call
Metal Management will host its Third Quarter Results Conference Call and Webcast at 11:00 am ET (10:00 am CT) on February 6, 2007. The conference call can be accessed by dialing 866-543-6405 passcode 25807244. International callers can dial 617-213-8897 passcode 25807244. The conference will also be accessible via the web at

www.mtlm.com. A replay of the call will be available by dialing 888-286-8010 passcode 44771917 through February 13, 2007. International callers can dial 617-801-6888 passcode 44771917 for the replay.
About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with approximately 50 recycling facilities in 16 states. For more information about Metal Management, Inc., visit the company’s website at www.mtlm.com.
Forward Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2006, and in other periodic filings filed by the company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk and exposure to credit risk, impact of export and other market conditions on the business, availability of scrap alternatives, under funded defined benefit pension plans, and the implementation of a significant IT consolidation in fiscal 2007 and 2008.
Forward-looking statements speak only as of the date they were made, and Metal Management undertakes no obligation to update or revise any forward-looking statements in light of new information or future events. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this press release.
(1) EBITDA is defined by the company to be earnings before interest, taxes, depreciation, amortization, severance and other charges, gain (loss) on sale of fixed assets, income from joint ventures, other income (expense), gain on sale of joint venture interest, and stock-based compensation expense. EBITDA is presented because management believes it provides additional information with respect to the performance of its fundamental business activities. Management also believes that debt holders and investors commonly use EBITDA to analyze company performance and to compare that performance to the performance of other companies that may have different capital structures. A reconciliation of EBITDA to GAAP net income is included in the table attached to this release. EBITDA is a measure typically used by many investors, but is not a measure of earnings as defined under Generally Accepted Accounting Principles, and may be defined differently by others.
Contacts

Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer	Andrew B. Siegel
Metal Management	Joele Frank, Wilkinson Brimmer Katcher
(312) 645-0700	(212) 355-4449

METAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net sales	$523,965	$395,090	$1,604,585	$1,155,025

Operating expenses:
Cost of sales (excluding depreciation)	471,702	345,984	1,401,886	1,025,411
General and administrative	21,913	20,469	65,560	58,711
Depreciation and amortization	7,131	4,891	21,322	13,868
Severance and other charges	490	995	932	995

Operating income	22,729	22,751	114,885	56,040

Income from joint ventures	357	2,964	2,771	6,466
Interest expense	(373)	(418)	(979)	(1,176)
Interest and other income, net	969	376	1,913	1,433
Gain on sale of joint venture interest	0	0	26,362	0

Income before income taxes	23,682	25,673	144,952	62,763
Provision for income taxes	8,103	10,327	55,411	25,050

Net income	$15,579	$15,346	$89,541	$37,713

Earnings per share:
Basic	$0.61	$0.63	$3.48	$1.54

Diluted	$0.60	$0.60	$3.40	$1.48

Cash dividends declared per share	$0.075	$0.075	$0.225	$0.225

Weighted average common shares outstanding:
Basic	25,532	24,556	25,733	24,429

Diluted	26,095	25,733	26,357	25,533

METAL MANAGEMENT, INC.
EBITDA (AS DEFINED)
RECONCILIATION TO GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three months ended		Nine months ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net income	$15,579	$15,346	$89,541	$37,713

Add Back:
Depreciation and amortization	7,131	4,891	21,322	13,868
Tax provision	8,103	10,327	55,411	25,050
Stock-based compensation expense	1,819	2,183	4,799	5,545
Income from joint ventures	(357)	(2,964)	(2,771)	(6,466)
Gain on sale of joint venture interest	0	0	(26,362)	0
Interest expense	373	418	979	1,176
Interest and other income, net	(969)	(376)	(1,913)	(1,433)
Severance and other charges	490	995	932	995
(Gain) loss on sale of fixed assets	(240)	305	12	301

EBITDA (AS DEFINED)	$31,929	$31,125	$141,950	$76,749